Exhibit 99.2

Exhibit 99.2

Global Payments to Acquire Heartland Payment Systems

DECEMBER 15, 2015

Forward-Looking Statements

Investors are cautioned that some of the statements Global Payments Inc. (“we,” “our” or the “Company”) uses in these materials contain forward-looking statements and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties and depend upon future events or conditions. Actual events or results might differ materially from those expressed or forecasted in these forward-looking statements. Accordingly, we cannot guarantee you that our plans and expectations will be achieved. Such statements may include, but are not limited to, statements about the benefits of the proposed merger between the Company and Heartland Payment Systems, Inc. (“Heartland”), including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Important factors, among others, that could cause actual events or results to differ materially from those anticipated by our forward-looking statements or historical performance include the ability to meet closing conditions to the merger at all or on the expected terms and schedule, including without limitation the approval of Heartland’s stockholders and other regulatory approvals required for the merger; delay in closing the merger or failure to consummate the merger; difficulties and delays in integrating the Heartland business or fully realizing cost savings and other benefits of the merger at all or within the expected time period; business disruption during the pendency of the merger or following the merger making it more difficult to maintain business and operational relationships, including financial institution sponsorship; loss of key personnel, our company’s and Heartland’s ability to accurately predict future market conditions; and changes in laws, regulations or network rules or interpretations thereof impacting the Company or Heartland. Additional factors that could cause events or results to differ materially from those anticipated by our forward-looking statements or historical performance can be found in the Company’s Annual Report on Form 10-K for the year ended May 31, 2015, Heartland’s Annual Report on Form 10-K for the year ended December 31, 2014 and each company’s subsequent filings with the SEC. Our forward-looking statements speak only as of the date they are made and should not be relied upon as representing our plans and expectations as of any subsequent date. We undertake no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

© 2015 Global Payments Inc. All rights reserved. 2

Important Additional Information

In connection with the proposed merger, the Company will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Heartland that also constitutes a prospectus of the Company, as well as other relevant documents concerning the proposed transaction. Heartland will mail the proxy statement/prospectus to its stockholders. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

A free copy of the proxy statement/prospectus, as well as other filings containing information about the Company and

Heartland, may be obtained at the SEC’s website (www.sec.gov) when filed. You will also be able to obtain these documents when filed, free of charge, from the Company at investors.globalpaymentsinc.com or from Heartland by accessing Heartland’s website at www.heartlandpaymentsystems.com/investor-relations. Copies of the proxy statement/prospectus when filed can also be obtained, free of charge, by directing a request to the Company’s Investor

Relations department at Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473,

Attention: Investor Relations, by calling (770) 829-8234, or by sending an e-mail to Investor.Relations@globalpay.com or to Heartland’s Investor Relations department at 90 Nassau Street, Second Floor, Princeton, NJ 08542, by calling (609) 683-3831 or by sending an e-mail to Heartland_ir@gregoryfca.com.

The Company and Heartland and certain of their respective directors and officers may be deemed to be participants in the solicitation of proxies from the Heartland stockholders in respect of the proposed merger. Information regarding persons who may, under the rules of the SEC, be deemed participants in the solicitation of Heartland stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015 and its Proxy Statement on Schedule 14A, dated September 25, 2015, which are filed with the SEC. Information regarding Heartland’s directors and executive officers is contained in Heartland’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Proxy Statement on Schedule 14A, dated March 27, 2015, which are filed with the SEC.

© 2015 Global Payments Inc. All rights reserved. 3

Jeffrey S. Sloan

CHIEF EXECUTIVE OFFICER, GLOBAL PAYMENTS

4

Transaction Summary

Compelling Combines two of the fastest organic growth businesses in payments

Strategic Meaningfully expands SME distribution, merchant base and vertical reach

Combination Creates the leading global provider of integrated payments technology solutions

Accelerates revenue growth, operating margin expansion and cash EPS growth

Highly Mid-single digit accretive on a percentage basis to cash EPS in FY2017; double-digit accretive

Attractive thereafter

Financial

Benefits Substantial revenue enhancement opportunities worldwide

Cost synergies of over $50 million in FY2017 and approximately $125 million annually thereafter

Purchase price of $100.00 per share; transaction value of $4.3 billion

Key Metrics Consideration mix of cash and stock

and Timeline Strong deleveraging profile

Transaction expected to close in Q4 FY2016

© 2015 Global Payments Inc. All rights reserved. 5

Accelerating Transformative Growth

Enhances U.S. direct sales, merchant base and vertical reach

1	Grow and Control Adds over 300,000 merchants and $130 billion in payments volume

Distribution Drives SME sales through more than 1,400 direct sales professionals

Complementary technology-enabled, vertical-specific products and solutions

Creates leading global provider of integrated payments technology solutions

2	Deliver Innovative End-to-end payment and commerce solutions for K-12 and higher education

Products Globally Serves more than 2,600 colleges/universities and over 34,000 public and private schools

Expands integrated POS and education solutions globally

Leverage Significant technology and operational synergies

3 Technology and Opportunities Capitalizes on for Global meaningful Payments’ technology leading, synergies scalable platform

Operations

Combine best of both operating environments

Optimize Track record of value creation through strategic investments

4	Capital Proven ability to acquire, integrate and grow companies

Deployment Ample liquidity and financial flexibility to pursue future strategic objectives

Continue to pursue balanced capital allocation strategy

© 2015 Global Payments Inc. All rights reserved. 6

Robert O. Carr

CHAIRMAN AND CEO, HEARTLAND PAYMENT SYSTEMS

7

Heartland Sales Culture

The right to know the fee for every card transaction—and who’s charging it

The right to know the markup of card brand fee increases

The right to know all card brand fee reductions

The right to know all transaction middlemen

The right to know all surcharges and bill-backs

The right to real-time dedicated service

The right to encrypted card numbers and secure transactions

The right to real-time fraud and transaction monitoring

The right to reasonable equipment costs

The right to live customer support 24/7/365

© 2015 Global Payments Inc. All rights reserved. 8

Integrated Solutions Market Leadership

~$1.1 billion Technology-Enabled Annual Net Revenue

~$650 million Integrated Payments Annual Net Revenue

openedge
A division of globalpayments

- Self Storage
- Veterinary
- Childcare
- Medical
- Dental
- Legal
- Salon/Spa
- Automotive

School and Campus Solutions

TouchNet, SL TECH, lunchbytes, MCS Software

Heartland Commerce

DINERWARE, pcAmerica, xpient, DIGITAL DINING

SERVICE. DRIVEN. COMMERCE
© 2015 Global Payments Inc. All rights reserved.
9

Unparalleled Growth Model

DISTRIBUTION

Global Payments

Standalone Pro Forma

25% 11%

.

S

.

U 75% 89%

Direct Wholesale

32%

52% 48%

Geographic 68%

United States International

U.S. ORGANIC REVENUE GROWTH

Global

Payments 12%

Pro Forma

V/MA US 9%

Transactions

Industry 4%

Peers

US GDP 3%

© 2015 Global Payments Inc. All rights reserved. 10

Cameron M. Bready

EVP & CHIEF FINANCIAL OFFICER, GLOBAL PAYMENTS

Transaction Overview

Key Terms: $100.00 per Heartland share; transaction value of $4.3 billion(1)

Consideration consists of 0.6687 shares of Global Payments stock and $53.28 for each share of Heartland stock at closing, subject to the terms of the merger agreement

Current Global Payments’ shareholders will own approximately 84% of combined company

At closing, Global Payments will have approximately 157 million shares(2) outstanding

Expected Close: Q4 FY2016 (subject to regulatory approval and Heartland shareholder vote)

Synergies: Revenue synergies expected to add approximately 1-2 percent annual growth over time

Cost synergies of over $50 million in FY2017 and approximately $125 million annually thereafter

Leverage and Free Cash Pro forma debt of $4.4 billion and leverage of 4.4x(3) at close

Flow Profile: Fully committed financing

Maintain ample capacity to fund future strategic initiatives

Continue to pursue balanced capital allocation strategy

Includes assumption of Heartland net debt.

Represents basic shares.

Excludes short-term settlement facilities. Assumes full run-rate synergies.

© 2015 Global Payments Inc. All rights reserved. 12

Transforming the Model

Today Pro Forma

Mid to High Single Digit High Single Digit Organic

Organic Net Revenue Growth Net Revenue Growth

REVENUE

Expanding Up to CASH OPERATING Expanding Up to

50 bps Annually MARGINS 75 bps Annually

CASH EPS

Low Double Digit Mid Teens Growth

to Mid Teens Growth

© 2015 Global Payments Inc. All rights reserved. 13

Value Creation Through Synergy Realization

Revenue synergies expected to add approximately 1-2 percent annual growth over time

Revenue Creates the leading global provider of integrated payments technology solutions

Synergies Expands integrated POS and restaurant, hospitality and education solutions globally

Opportunities

Cross-sell Heartland’s integrated POS, payroll, loyalty, and gift solutions into

Global Payments’ core markets

Cost synergies of over $50 million in FY2017 and approximately $125 million

Targeted annually thereafter

Expense Leverages Global Payments’ scalable worldwide infrastructure

Synergies Combines best of both companies

© 2015 Global Payments Inc. All rights reserved. 14

Global Payments

Second Quarter Fiscal 2016 Summary & Updated Outlook

Changing the Game

Differentiated

Growth Drivers

Superior Leading

Performance Innovation

Global &

Scalable

Technology

© 2015 Global Payments Inc. All rights reserved.

Q&A